Exhibit 8.1

November 9, 2005	ATTORNEYS AT LAW 101 California Street 5th Floor San Francisco, CA 94111-5800 Main 415 693-2000 Fax 415 693-2222 www.cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 Washington, DC 202 842-7800

WEBB B. MORROW III (415) 693-2170 bmorrow@cooley.com

Corgentech Inc.

650 Gateway Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 5.16 of the Agreement and Plan of Merger dated as of September 23, 2005 (the “Reorganization Agreement”) by and among Corgentech Inc., a Delaware corporation (“Acquiror”), Element Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”) and AlgoRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Any capitalized terms not defined herein will have the meanings ascribed to them in the Reorganization Agreement.

All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Pursuant to the Reorganization Agreement Merger Sub will merge with and into the Company.

We have acted as counsel to Acquiror in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)	the Reorganization Agreement;

(b)	the Registration Statement;

(c)	those certain tax representation letters delivered to us by Acquiror and Merger Sub and the Company, the former dated November 8, 2005 and the latter dated November 9, 2005 (the “Tax Representation Letters”); and

(d)	such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub and the Company and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b)	All representations, warranties and statements made or agreed to by Acquiror, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

November 9, 2005

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(c)	All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d)	The Merger will be consummated in accordance with the Reorganization Agreement without any waiver, breach or amendment of any material provision thereof, and the Merger will be effective under applicable state law;

(e)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

(f)	The opinion dated November 9, 2005 rendered by Heller Ehrman LLP, pursuant to Section 5.16 of the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, in our opinion the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences” sets forth the material United States federal income tax consequences of the Merger and, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for use in connection with the Registration Statement. It is intended solely for your benefit and that of the Company’s shareholders and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement with respect to the discussion of the material United States federal income tax consequences of the Merger.

Sincerely,

COOLEY GODWARD LLP

/s/ Webb B. Morrow III
Webb B. Morrow III